Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces First Quarter 2007 Financial Results
Bothell, Wash., May 7, 2007 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter ended March 31, 2007.
Revenue for the three months ended March 31, 2007 was $5.0 million, compared to $6.7 million for the three months ended March 31, 2006. The 2007 period included recognition of reimbursement revenue related to Nastech’s Parathyroid Hormone (PTH1-34) nasal spray collaboration with Procter & Gamble Pharmaceuticals, Inc. (“P&G”), revenue from our other collaborative agreements including Amylin Pharmaceuticals, Inc. and Novo Nordisk A/S, and approximately $0.2 million in Nascobal® product sales. The prior year period included recognition of approximately $3.7 million in previously deferred revenue from Merck & Co., Inc. related to our PYY(3-36) obesity program, as well as reimbursement revenue related to our development agreement with P&G, revenue from other collaborative agreements and approximately $0.4 million in Nascobal® product sales.
Net loss for the current quarter was $11.5 million or $0.47 per share, compared to a net loss of $7.8 million or $0.38 per share for the prior year period. The change in the net loss from the prior year period is due to one time revenue recognition in 2006 of Merck payments and higher spending due to headcount growth and increased expenses related to research and development projects and clinical trials. The net loss for the prior year period includes a cumulative benefit from the accounting change of adopting SFAS123(R) on January 1, 2006 of approximately $0.3 million reflecting the net cumulative impact of estimating future forfeitures in the determination of period expense for restricted stock awards, rather than recording forfeitures when they occur as permitted prior to 2006.
Research and development expenses increased $1.1 million to approximately $12.9 million for the current quarter compared to $11.8 million for the prior year period. This net increase reflects an actual increase of $5.2 million in R&D expenditures, primarily due to increases in the number of research and development employees, facility costs and clinical activities. The prior year period included a $4.1 million charge due to in-process R&D expenses related to our acquisition of RNAi intellectual property from Galenea Corp.
Selling, general and administrative expenses increased $0.9 million to approximately $4.3 million for the current quarter compared to the prior year period, primarily due to increases in staffing to support Nastech’s collaboration programs and amortization of non-cash stock compensation expense.
Nastech ended the first quarter of 2007 with approximately $81.4 million in cash, cash equivalents and short-term investments compared to $51.0 million at December 31, 2006. The increase in Nastech’s cash balance was driven primarily by the January 2007 offering of common stock which raised net proceeds of approximately $41.0 million.
Recent Corporate Highlights
•	Completed Phase 1 clinical development program for Insulin Nasal Spray to treat diabetes

•	Achieved positive results in a Phase 1 pharmacokinetic study with Carbetocin Nasal Spray to treat autism symptoms

•	Strengthened balance sheet with increase of $41 million in cash from offering of common stock
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the period ended March 31, 2007 and recent business developments. The call is scheduled for today, May 7, 2007, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 700-7477 and international callers should dial (617) 213-8840. The access code for the live conference call is 84783499. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 93829389.
Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
ABOUT NASTECH
Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.
     Nastech Forward-Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com
Russo Partners / LLC
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2006	2007
	(Unaudited)
Revenue
License and research fees	$6,299	$4,672
Government grants	—	100
Product revenue	419	220

Total revenue	6,718	4,992

Operating expenses:
Cost of product revenue	239	59
Research and development	11,801	12,874
Selling, general and administrative	3,346	4,285

Total operating expenses	15,386	17,218

Loss from operations	(8,668)	(12,226)
Other income (expense):
Interest income	638	957
Interest and other expense	(108)	(271)

Loss before cumulative effect of change in accounting principle	(8,138)	(11,540)
Cumulative effect of change in accounting principle	291	—

Net Loss	$(7,847)	$(11,540)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.39)	$(0.47)
Cumulative effect of change in accounting principle	0.01	—

Net loss per common share — basic and diluted	$(0.38)	$(0.47)

Shares used in computing net loss per share — basic and diluted	20,689	24,549

	December 31,	March 31,
Selected Balance Sheet Data (In Thousands)	2006	2007
		(Unaudited)
Cash, cash equivalents and investments
(includes restricted cash of approximately $2,200)	$50,993	$81,434

Accounts receivable, net	2,798	816

Property and equipment, inventories and other assets	20,041	20,904

Total assets	73,832	103,154

Working capital	42,833	72,528

Accumulated deficit	(142,493)	(154,033)

Stockholders’ equity	43,336	74,377